Exhibit 10.4

THIRD AMENDMENT TO CREDIT AGREEMENT

THIRD AMENDMENT TO CREDIT AGREEMENT ( this “Amendment”), dated as of January 27, 2003, among DOVER MOTORSPORTS, INC. (the “Borrower”), the several banks and other financial institutions parties to the Credit Agreement (as hereinafter defined) (individually, a “Bank”; collectively, the “Banks”) and PNC BANK, DELAWARE, as administrative agent for the Banks (in such capacity, the “Agent”).

WHEREAS, the Borrower, the Banks and the Agent are parties to a Credit Agreement dated as of February 20, 2002, as amended by a First Amendment to Credit Agreement dated as of March 31, 2002 and as amended by a Second Amendment to Credit Agreement dated as of July 30, 2002 (as so amended, supplemented or otherwise modified, the “Credit Agreement”);

WHEREAS, the Borrower, the Banks, and the Agent have agreed to amend the Credit Agreement by (i) reducing the amount of the Commitments, (ii) modifying the Applicable Margin for Base Rate Loans and Eurodollar Loans, (iii) modifying the Commitment Fee Rate, (iv) resetting the Leverage Ratio and (v) resetting the Fixed Charge Coverage Ratio, all on the terms and subject to the conditions set forth herein.

WHEREAS, in consideration for the Banks agreeing to the amendments herein, the Borrower has agreed to cause Dover International Speedway, Inc. to provide a mortgage lien on certain real property owned by it as security for the Borrower’s and Dover International Speedway, Inc.’s obligations under the Loan Documents.

NOW, THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

2. Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows effective as of the date hereof:

(a) The Total Commitment is hereby reduced from $105,000,000 to $85,000,000 and each Bank’s Commitment, other than the Commitment for Wilmington Savings Fund Society, FSB or any assignee thereof, is hereby reduced to the amount set forth on the revised Schedule I attached hereto, which shall be substituted for the Schedule I now attached to the Credit Agreement. Effective on and as of September 30, 2003, the Total Commitment shall be further reduced from $85,000,000 to $80,000,000 and each Bank’s Commitment, other than the Commitment for Wilmington Savings Fund Society, FSB or any assignee thereof, shall be correspondingly reduced in proportion to its Commitment Percentage (without giving effect to the Commitment Percentage of Wilmington Savings Fund Society, FSB) or any assignee thereof) on such date, all of which shall be confirmed by the Agent by its preparation and distribution of a revised Schedule I to be substituted for Schedule I attached hereto. At or before the date of each such reduction, the Borrower shall repay outstanding Loans to the extent necessary so that the Total Exposure at such date does not exceed the Total Commitments as so reduced.

(b) The definitions of “Applicable Margin” and “Commitment Fee Rate” in Section 1.1 are hereby amended and restated in full to read as follows:

“‘Applicable Margin’: for any Base Rate Loan or LIBOR Loan on any date, the percentage per annum set forth below, as applicable, opposite the Leverage Ratio shown on the last Compliance Certificate delivered by the Borrower to the Agent pursuant to subsection 5.2(a) prior to such date:

“Level	Leverage Ratio	Base Rate Loan	Eurodollar Loan
I	Less than or equal to 2.50 to 1.0	0%	2.00%

II	Greater than 2.50 to 1.0 but less than or equal to 3.00 to 1.0	0.25%	2.50%

III	Greater than 3.00 to 1.0 but less than or equal to 3.50 to 1.0	0.50%	2.75%

IV	Greater than 3.50 to 1.0 but less than or equal to 4.00 to 1.0	0.75%	3.00%

V	Greater than 4.00 to 1	1.00%	3.25%

; provided, however, that (a) adjustments, if any, to the Applicable Margin resulting from a change in the Leverage Ratio shall be effective five Business Days after the Agent has received a Compliance Certificate, (b) in the event that no Compliance Certificate has been delivered for a fiscal quarter prior to the last date on which it can be delivered without violation of subsection 5.2(a), the Applicable Margin from such date until such Compliance Certificate is actually delivered shall be that applicable under Level V, (c) in the event that the actual Leverage Ratio for any fiscal quarter is subsequently determined to be greater than that set forth in the Compliance Certificate for such fiscal quarter, the Applicable Margin shall be recalculated for the applicable period based upon such actual Leverage Ratio and (d) anything in this definition to the contrary notwithstanding, until receipt by the Agent of the Compliance Certificate for the fiscal quarter ending December 31, 2002, the Applicable Margin shall be that applicable under Level V. Any additional interest on the Loans resulting from the operation of clause (c) above shall be payable by the Borrower to the Banks within five (5) days after receipt of a written demand therefor from the Agent.”

“‘Commitment Fee Rate’: on any date, the percentage per annum set forth below, as applicable, opposite the Leverage Ratio shown on the last Compliance Certificate delivered by the Borrower to the Agent pursuant to subsection 5.2(a) prior to such date:

“Level	Leverage Ratio	Commitment Fee Rate
I	Less than or equal to 2.50 to 1.0	0.25%

II	Greater than 2.50 to 1.0 but less than or equal to 3.00 to 1.0	0.375%

III	Greater than 3.00 to 1.0 but less than or equal to 3.50 to 1.0	0.375%

IV	Greater than 3.50 to 1.0 but less than or equal to 4.00 to 1.0	0.50%

V	Greater than 4.00 to 1	0.50%

; provided, however, that, (a) adjustments, if any, to the Commitment Fee Rate resulting from a change in the Leverage Ratio shall be effective five Business Days after the Agent has received a Compliance Certificate, (b) in the event that no Compliance Certificate has been delivered for a fiscal quarter prior to the last date on which it can be delivered without violation of subsection 5.2(a), the Commitment Fee Rate from such date until such Compliance Certificate is actually delivered shall be that applicable under Level V, (c) in the event that the actual Leverage Ratio for any fiscal quarter is subsequently determined to be greater than that set forth in the Compliance Certificate for such fiscal quarter, the Commitment Fee Rate shall be recalculated for the applicable period based upon such actual Leverage Ratio and (d) anything in this definition to the contrary notwithstanding, until receipt by the Agent of the Compliance Certificate for the fiscal quarter ending December 31, 2002, the Commitment Fee Rate shall be that applicable under Level V. Any additional Commitment Fee that is due to the Banks resulting from the operation of clause (c) above shall be payable by the Borrower within five (5) days after receipt of a written demand therefor from the Agent.”

(c) The following new definition shall be added to Section 1.1 in the appropriate alphabetical order:

“Mortgages”: as defined in Section 5.11.”

(d) The definition of “Loan Documents” in Section 1.1 is hereby amended and restated in full to read as follows:

“‘Loan Documents’: this Agreement, the Applications, the Notes, the Guaranty Agreement and the Mortgages.”

(e) The following new subsection shall be added to the end of the definition of “Permitted Liens”:

“(k) Liens granted in favor of the Agent for the benefit of the Banks.”

(f) The following new Section shall be added to at the end of Section 5:

(g) “5.11 Mortgages. Cause Dover International Speedway, Inc. (“Speedway”) to execute and deliver to the Agent on or before February 10, 2003 one or more mortgages (as amended, supplemented or otherwise modified from time to time, the “Mortgages”) on the real property owned by Speedway located in Delaware granting to the Agent, for the benefit of the Banks, a first mortgage lien on such real property; provided, however, in the event that the Leverage Ratio of the Borrower is less than 3.00 to 1.00 for any two consecutive fiscal quarters as evidenced by the Borrower’s delivery of both (i) the Compliance Certificates and (ii) the Borrower’s publicly filed 10-Q or 10-K, as applicable, for such fiscal quarters, the Agent shall, upon the written request and at the sole expense of the Borrower, promptly release the Mortgages. Simultaneously with the delivery of the Mortgages, the Borrower shall deliver or cause to be delivered to the Agent (x) an executed legal opinion of Klaus M. Belohoubek, Esquire, General Counsel to the Borrower and the Guarantors, such opinion to be addressed to the Banks and the Agent and cover such matters incident to the transactions contemplated by the Third Amendment to this Agreement and the Mortgages as the Agent may reasonably require, (y) copies, certified by the Secretary or an Assistant Secretary of Speedway, of resolutions of the Board of Directors of Speedway authorizing the execution, delivery and performance of the Mortgages and the other documents and transactions contemplated thereby, and (z) copies, certified by one of the officers of Speedway, the certificate of incorporation, By-laws and fictitious name filing, if any, of Speedway as in effect, or a certificate stating that there have been no changes to any such documents since the most recent date true and correct copies thereof were delivered to the Agent. Without limiting the other rights of the Agent and the Banks under the Loan Documents, upon the occurrence of an Event of Default, the Agent is hereby authorized to obtain, at the sole cost of the Borrower, (i) an appraisal, from an appraiser and in form and substance satisfactory to the Required Banks, on the real property that are subject to the Mortgages and (ii) title insurance on the real property subject to the Mortgages insuring the Agent’s first mortgage lien on such real property, as mortgagee under the Mortgages, from an insurer and in a reasonable amount acceptable to the Required Banks.”

(h) Section 6.1(a) entitled “Leverage Ratio” is hereby amended and restated in full to read as follows:

“(a) Leverage Ratio. Permit, as of the end of any fiscal quarter ending during the periods specified below, the Leverage Ratio to exceed that set forth opposite such periods:

“Period	Ratio
December 31, 2002 through March 30, 2003	4.25 to 1

March 31, 2003 through June 29, 2003	4.50 to 1

June 30, 2003 through September 29, 2003	4.00 to 1

September 30, 2003 through December 30, 2003	3.25 to 1

December 31, 2003 through March 30, 2004	3.25 to 1

March 31, 2004 and thereafter	3.00 to 1

(i) Section 6.1(b) entitled “Fixed Charge Coverage Ratio” is hereby amended and restated in full to read as follows:

“(b) Fixed Charge Coverage Ratio. Permit, as of the end of any fiscal quarter ending during the periods specified below, the Fixed Charge Coverage Ratio to exceed that set forth opposite such periods:

“Period	Ratio
December 31, 2002 through March 30, 2003	1.25 to 1

March 31, 2003 through June 29, 2003	1.10 to 1

June 30, 2003 through September 29, 2003	1.25 to 1

September 30, 2003 and thereafter	1.50 to 1

3. Section 7.1(e) is hereby amended and restated in full to read as follows:

“The Borrower or its Subsidiaries shall default in the observance or performance of any other agreement contained in this Agreement (other than as provided in paragraphs (a) through (d) of this Section 7.1) or any other Loan Document, and such default shall continue unremedied for a period of 30 days; or”

4. The second sentence of Section 9.1 is hereby amended by inserting at the end thereto the following:

“or (f) release the Mortgages without the written consent of all of the Banks unless the Mortgages are released pursuant to the terms of Section 5.11.”

5. Representations and Warranties. The Borrower hereby represents and warrants to the Banks and the Agent that:

(a) There exists no Default or Event of Default under the Credit Agreement as amended hereby;

(b) The representations and warranties made in the Credit Agreement are true and correct in all material respects on and as of the date hereof as if made on and as of the date hereof;

(c) The execution and delivery of this Amendment by and on behalf of the Borrower, has been duly authorized by all requisite action on behalf of the Borrower and this Amendment constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law); and

(d) The execution and delivery of the Mortgages by and on behalf of Dover International Speedway, Inc., has been duly authorized by all requisite action on behalf of Dover International Speedway, Inc. and, when delivered, the Mortgages will constitute the legal, valid and binding obligations of Dover International Speedway, Inc., enforceable against it in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6. Conditions Precedent. The effectiveness of the amendments set forth herein is subject to the fulfillment, to the satisfaction of the Agent and its counsel, of the following conditions precedent:

(a) The Borrower shall have delivered to the Agent the following, all of which shall be in form and substance satisfactory to the Agent and shall be duly completed and executed:

(i) This Amendment;

(ii) Evidence of insurance as required by the Mortgages

(iii) Copies, certified by the Secretary or an Assistant Secretary of the Borrower, of resolutions of the Board of Directors of the Borrower in effect on the date hereof authorizing the execution, delivery and performance of this Amendment and the other documents and transactions contemplated hereby;

(iv) Copies, certified by one of the officers of the Borrower, the certificate of incorporation, By-laws and fictitious name filing, if any, of the Borrower as in effect, or a certificate stating that there have been no changes to any such documents since the most recent date, true and correct copies thereof were delivered to the Agent; and

(v) Such additional documents, certificates, opinions and information as the Agent may require pursuant to the terms hereof or otherwise reasonably request.

(b) The representations and warranties set forth in the Credit Agreement shall be true and correct in all material respects on and as of the date hereof.

(c) The Guarantors shall duly execute and deliver the Confirmation and Acknowledgment attached hereto as Exhibit A.

(d) The Borrower shall pay to the Agent for the benefit of each Bank executing and delivering this amendment an amendment and modification fee of 20 basis points (0.20%) on the amount of such Bank’s Commitment as of the date hereof and after giving effect to the reduction in the Total Commitment to $85,000,000.

7. Ratification; References; No Waiver. Except as the provisions thereof have been expressly amended or waived by this Amendment, the Credit Agreement shall continue to be, and shall remain, unaltered and in full force and effect in accordance with its terms. All references in the Credit Agreement and the other Loan Documents to the Credit Agreement shall be to the Credit Agreement as amended by this Amendment. This Amendment does not and shall not be deemed to constitute a waiver by the Agent or the Banks of any Default or Event of Default or of any of the Agent’s or the Banks’ other rights or remedies.

8. Release and Indemnity. Recognizing and in consideration of the Banks’ and the Agent’s agreement to the waivers and amendments set forth herein, the Borrower hereby waives and releases the Banks and the Agent and their respective officers, attorneys, agents, and employees from any liability, suit, damage, claim, loss or expense of any kind or nature whatsoever and howsoever arising that such Borrower ever had or now has against any of them arising out of or relating to any Bank’s or the Agent’s acts or omissions with respect to this Amendment, the Credit Agreement, the other Loan Documents or any other matters described or referred to herein or therein. The Borrower further hereby agrees to indemnify and hold the Agent and the Banks and their respective officers, attorneys, agents and employees harmless from any loss, damage, judgment, liability or expense (including counsel fees) suffered by or rendered against the Banks or the Agent or any of them on account of anything arising out of this Amendment, the Credit Agreement, the other Loan Documents or any other document delivered pursuant hereto or thereto up to and including the date hereof; provided that, no Borrower shall have any obligation hereunder to any Bank or the Agent with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such Bank or the Agent.

9. Miscellaneous.

(a) Expenses. The Borrower agrees to pay all of the Agent’s reasonable out-of-pocket expenses incurred in connection with the preparation, negotiation and execution of this Amendment and the other documents executed in connection herewith (including any filing or other fees in connection with the Mortgages) including, without limitation, the reasonable fees and expenses of Ballard Spahr Andrews & Ingersoll, LLP.

(b) Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

(c) Successor and Assigns. The terms and provisions of this Amendment shall be binding upon and shall inure to the benefit of the Borrower, the Agent and the Banks and their respective successors and assigns.

(d) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument.

(e) Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(f) Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

DOVER MOTORSPORTS, INC.

By:	/S/ DENIS MCGLYNN
Name: Denis McGlynn Title: President

PNC BANK, DELAWARE, as Agent and as a Bank

By:	/S/ THEODORE PRUSHINSKI
Name: Theodore Prushinski Title: Vice President

WILMINGTON TRUST COMPANY, as a Bank

By:	/S/ MICHAEL B. GAST
Name: Michael B. Gast Title: Vice President

ALLFIRST BANK, as a Bank

By:	/S/ WILLIAM KEEHN
Name: William Keehn Title: Assistant Vice President

WILMINGTON SAVINGS FUND SOCIETY, FSB, as a Bank

By:	/S/ M. SCOTT BAYLIS
Name: M. Scott Baylis Title: Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION (formerly known as First Union National Bank), as a Bank

By:	/S/ GRAINNE M. PERGOLINI
Name: Grainne M. Pergolini Title:

NATIONAL CITY BANK, as a Bank

By:	/S/ TARA M. HANDFORTH
Name: Tara M. Handforth Title: Vice President

SCHEDULE I

BANK AND COMMITMENT INFORMATION

Bank and Address	Commitment
PNC Bank, Delaware 222 Delaware Avenue 18th Floor Wilmington, DE 19801 Attn: Theodore Prushinski	$27,380,952.38

Wachovia Bank, National Association 301 S. College Street Charlotte, NC 28288 Attn: Grainne M. Pergolini	$20,238,095.24

Allfirst Bank 25 S. Charles St. M/C 101-744 Baltimore, MD 21201 Attn: William Keehn	$8,095,238.10

Wilmington Savings Fund Society, FSB 838 Market Street Wilmington, De 19801 Attn: M. Scott Baylis	$5,000,000.00

Wilmington Trust Company 121 South State Street Dover, DE 19901 Attn: Michael B. Gast	$12,142,857.14

National City Bank 1 South Broad St. Philadelphia, PA 19107 Attn: Tara M. Handforth	$12,142,857.14

$85,000,000